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                                                                     Exhibit 4.9

                            INTEREST ESCROW AGREEMENT


                  INTEREST ESCROW AGREEMENT (this "Agreement"), dated as of December 30, 1997, among THE RESORT AT SUMMERLIN, LIMITED PARTNERSHIP (the "Partnership"), THE RESORT AT SUMMERLIN, INC. ("Summerlin, Inc." and together with the Partnership, the "Borrowers") and FIRST SECURITY TRUST COMPANY OF NEVADA as agent for the Lenders referred to below (the "Collateral Agent"). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement referred to below shall be used herein as so defined.


                              W I T N E S S E T H :


                  WHEREAS, the Borrowers, the lenders (the "Lenders") from time to time party thereto, Gleacher NatWest Inc., as Arranging Agent and National Westminster Bank Plc as Administrative Agent (the "Administrative Agent") are party to a Credit Agreement dated as of December 30, 1997 (as modified or restated and in effect from time to time, the "Credit Agreement").

                  WHEREAS, it is a condition to the Lenders making Loans under the Credit Agreement that this Agreement be executed and delivered by the parties hereto;

                  NOW, THEREFORE, it is agreed:

SECTION 1.  ESTABLISHMENT OF INTEREST ESCROW ACCOUNT; ETC.

                  1.01. Establishment. The Collateral Agent has established in its own name and for the benefit of the Lenders an account (Account No. 702254D) (the "Interest Escrow Account") for purposes of this Agreement, which Interest Escrow Account is maintained at the Collateral Agent's office located at Las Vegas, Nevada (ABA 1224 01668). Subject to the provisions of this Agreement, the Interest Escrow Account shall be under the sole dominion and control of the Collateral Agent and, except as set forth in Section 3.01, the Collateral Agent shall have the sole right to make withdrawals from the Interest Escrow Account and to exercise all rights with respect to the Collateral (as defined below) from time to time therein.

                  1.02. Deposits to the Interest Escrows Account. On the Closing Date, the Borrowers shall deposit $12.4 million in immediately available funds in the Interest Escrow Account.

                  1.03. Investment of Deposited Funds. So long as any amounts remain in
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the Interest Escrow Account, the Collateral Agent will from time to time, at the request of the General Partner, invest funds on deposit in the Interest Escrow Account in Cash Equivalents. All investments made pursuant to this Section 1.03 (and any instruments evidencing same), and all proceeds thereof, shall be held in the Interest Escrow Account as part of the Collateral. All such investments shall be made in the name of the Collateral Agent. All risk of loss in respect of investments made pursuant to this Section 1.03 shall be on the Borrowers.

                  SECTION 2. PLEDGE AND GRANT OF SECURITY INTEREST.

                  2.01. Pledge and Grant of Security Interest. As collateral security to secure the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, each Borrower hereby pledges and assigns to the Collateral Agent, for the benefit of the Lenders, a continuing possessory Lien and security interest in all of the right, title and interest of such Borrower in and to the Interest Escrow Account, in all funds deposited therein, in all investments from time to time therein, and in all cash and non-cash proceeds of any of the foregoing (collectively, the "Collateral"), from the date of the establishment of the Interest Escrow Account until the termination thereof pursuant to the terms hereof. As used herein, "Obligations" shall mean (i) the principal of and interest on the Loans made under the Credit Agreement, (ii) all other obligations and indebtedness of each Borrower to the Lenders now existing or hereafter incurred under, arising out of, or in connection with the Credit Agreement and the other Credit Documents and the due performance and compliance by each Borrower with all of the terms, conditions and agreements contained in the Credit Agreement and the other Credit Documents,
(iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral (as hereinafter defined) or to preserve its security interest in the Collateral, (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of any Borrower referred to in clauses (i), (ii) or (iii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys' fees and court costs and (v) all amounts paid by any Indemnitee (as hereinafter defined) as to which such Indemnitee has the right to reimbursement under Section 9 hereof.

                  SECTION 3. WITHDRAWALS, APPLICATIONS AND REMEDIES.

                  3.01. Withdrawals. (a) So long as no Event of Default then exists, the Borrowers shall have the right to cause the collateral Agent to withdraw, for application as provided below, funds from the Interest Escrow Account on each Business Day on which interest ("Interest") is to be paid on the Term Loans during the first Operating Year (an "Interest Payment Date") the amount, if any, (the "Interest Shortfall") by which the

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Interest to be paid on such date exceeds the Available Cash (as defined below)
on such date. Such withdrawals will be effected by delivery to the Collateral Agent, no later than 12:00 (New York time) on the Business Day proceeding an Interest Payment Date, of a certificate (a "Withdrawal Notice") executed by an Authorized Officer of the General Partner in the form of Annex A hereto. All funds so withdrawn shall be made available not later than 12:00 Noon (New York time) on the Business Day requested for disbursement to the Administrative Agent for application to pay Interest on the respective Interest Payment Date. As used herein, "Available Cash" shall mean with respect to each Interest Payment Date an amount that the Partnership estimates in good faith that it has available to pay Interest on such date giving effect to the Partnership's revenues and expenses since the Commencement Date, expenses scheduled to be paid during the remainder of the First Operating Year, the then projected revenues for the remainder of such First Operating Year the Partnership's minimum casino bankroll requirements as determined in accordance with the Gaming Laws and such other necessary cash balances as determined by the Partnership, all as computed in reasonable detail in the relevant Withdrawal Notice, which computation shall be satisfactory to the Administrative Agent as to methodology and factual content.

                  (b) On the last day of the fifth calendar quarter ending after the Commencement Date, after giving effect to any withdrawal of funds from the Interest Escrow Account on such day pursuant to clause (a) above, all amounts in the Interest Escrow Account shall be withdrawn by the Collateral Agent and transferred to the Administrative Agent to be promptly applied to repay Loans as provided in Section 3.02(A)(h) of the Credit Agreement.

                  (c) To the extent required to make any withdrawal pursuant to the foregoing clauses of this Section 3.01, the Collateral Agent shall, and is hereby authorized to, liquidate Cash Equivalents then on deposit in the Interest Escrow Account pursuant to its customary practices for liquidating such securities.

                  (d) Collateral may only be withdrawn as provided in clauses
(a) and (b) of this Section 3.01, Section 3.02 and Section 10 and shall remain in the Interest Escrow Account until so withdrawn. Neither the Collateral Agent nor the Administrative Agent shall have any liability whatsoever to any Lenders as a result of any release of Collateral following the receipt of a Withdrawal Notice regardless of any subsequent determination that one or more of the conditions specified herein to such withdrawal were not satisfied.

                  3.02. Remedies Upon an Event of Default; Application of Proceeds. (a) If a Noticed Event of Default (as defined in the Disbursement Agreement) shall occur and be continuing, if and to the extent directed to do so by the Administrative Agent (acting at the direction of the Required Banks), the Collateral Agent shall, subject to any mandatory

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requirements of applicable law (including the Gaming Laws), (i) exercise in respect of all of the Collateral in addition to other rights and remedies provided for herein or otherwise available to it under applicable law, all of the rights and remedies of a secured party on default under the Uniform Commercial Code then in effect in the State of New York or Louisiana, (ii) liquidate all Cash Equivalents in accordance with its customary practices for liquidating such securities and/or (iii) withdraw the Collateral, if any, from the Interest Escrow Account and pay the same to the Administrative Agent for application to the Obligations in accordance with Section 7.4 of the Security Agreement executed by the Partnership.

                  (b) Each Borrower shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral applied as provided in preceding clause (a) and the aggregate amount of the Obligations.


                  SECTION 4. FURTHER ASSURANCES.

                  Each Borrower agrees that it will, at any time and from time to time, at its expense, promptly execute and deliver all further agreements, instruments and other documents and take all further action that may be necessary or that the Collateral Agent or the Administrative Agent may reasonably request in order to perfect and protect the security interest purported to be created hereby or otherwise to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder.

                  SECTION 5. TRANSFERS AND OTHER LIENS.

                  Each Borrower agrees that it will not create or suffer to exist any Lien upon or with respect to any Collateral except for the security interest purported to be created hereby.

                  SECTION 6. ATTORNEY-IN-FACT.

                  Each Borrower hereby irrevocably appoints, which appointment shall be coupled with an interest, the Collateral Agent its attorney-in-fact, with full authority after the occurrence of and during the continuance of an Event of Default, in the place and stead of such Borrower and in the name of such Borrower or otherwise, from time to time in the Collateral Agent's discretion to execute any instrument and to take any other action which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement or to facilitate the assignment or other transfer by the Collateral Agent of any or all of its rights hereunder.

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                  SECTION 7. PERFORMANCE BY THE COLLATERAL AGENT.

                  If any Borrower fails to perform any agreement or obligation contained herein, the Collateral Agent itself may perform or cause performance of such agreement or obligation, and the expenses of the Collateral Agent incurred in connection therewith shall be payable to the Collateral Agent by the Borrowers.

                  SECTION 8. RESPONSIBILITY OF THE COLLATERAL AGENT AND
                             ADMINISTRATIVE AGENT.

                  (a) Neither the Collateral Agent nor any of their respective directors, officers, agents, employees, affiliates, representatives and agents shall be liable for any failure to invest or reinvest any cash in the Interest Escrow Account in accordance herewith or for any losses incurred by reason of investments made by the Collateral Agent pursuant to Section 1.03 hereof. The Collateral Agent and the Administrative Agent shall act hereunder on the same terms and conditions as are set forth in Section 10 of the Credit Agreement (which section is incorporated herein by reference with each reference therein to "Agent" to include the Collateral Agent and Administrative Agent hereunder, and by accepting the benefits hereof the Lenders shall be deemed to have agreed to such provisions as so incorporated) and shall hold the Collateral in accordance with this Agreement and with only such obligations in respect thereof as are expressly set forth in this Agreement.

                  (b) The Collateral Agent acknowledges and agrees that (i) all disbursements and releases made pursuant to this Agreement shall be made by the Collateral Agent irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, (ii) all service charges and fees with respect to this Agreement or the Interest Escrow Account shall be paid by the Borrowers, (iii) it irrevocably waives and renounces any pledge, security interest (whether consensual, statutory or otherwise) or right of offset or compensation that it has or may ever have for its own benefit with respect to the Interest Escrow Account, (iv) it shall maintain appropriate books and records with respect to the Interest Escrow Account in which shall be recorded all transactions related thereto including, without limitation, all disbursements hereunder and any investments made by the Collateral Agent and shall permit the Administrative Agent or any of its agents or representatives to inspect and to make copies of such books and records, as is reasonable, at the Borrowers' sole cost and expense and (v) it shall exercise its best efforts and utilize prudence in performing its duties hereunder in accordance with the terms of this Agreement.

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                  SECTION 9. INDEMNITY.

                  9.1. Indemnity. (a) Each Borrower jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent and, to the extent acting hereunder, the Administrative Agent and their respective successors, assigns, employees, agents and servants (herein after in this Section 9.1 referred to individually as "Indemnitee," and collectively as "Indemnitees") harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys' fees and expenses) (for the purposes of this Section 9.1 the foregoing are collectively called "expenses") of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement or any other document executed in connection herewith or in any other way connected with the administration of the transactions contemplated hereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the use of the Collateral; provided that no Indemnitee shall be indemnified pursuant to this Section 9.1(a) for expenses to the extent caused by the gross negligence or willful misconduct of such Indemnitee.

                  (b) Without limiting the application of Section 9.1(a) hereof, each Borrower jointly and severally agrees to pay, or reimburse the Collateral Agent, for any and all fees, costs and expenses of what ever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent's Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent's interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

                  (c) Without limiting the application of Section 9.1(a) or (b) hereof, each Borrower jointly and severally agrees to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by such Borrower in this Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement.

                  (d) If and to the extent that the obligations of any Borrower under this Section 9.1 are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

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                  9.2. Indemnity Obligations Secured by Collateral; Survival.
Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Borrower contained in this Section 9 shall continue in full force and effect notwithstanding the full payment of all Obligations.

                  SECTION 10. TERMINATION; RELEASE.

                  (a) Upon the Termination Date (as defined below), this Agreement shall terminate, and the Collateral Agent, at the request and expense of the Borrowers, will execute and deliver to the Borrowers, a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the Borrowers (without recourse and without any representation or warranty) such of the Collateral as may remain in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with any monies at the time held by the Collateral Agent hereunder. As used in this Agreement, "Termination Date" shall mean the earlier of (x) that date upon which all Commitments have terminated and all Loans and other obligations have been repaid in full and (y) that date, occurring after the Commencement Date, which is one Business Day after the date upon which all of the Collateral has been applied as required by Section 3.01.

                  (b) At any time that the Borrowers desire that Collateral be released as provided in the foregoing Section 10(a), the Borrowers shall deliver to the Collateral Agent and the Administrative Agent a certificate signed by any Authorized Officer of the General Partner stating that the release of the respective Collateral is permitted pursuant to said Section 10(a). Neither the Collateral Agent nor the Administrative Agent shall have any liability whatsoever to any Lender as a result of any release of Collateral by it as permitted by this Section 10.

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                  SECTION 11. NOTICES, ETC.

                  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, addressed as follows:


                  (a)  if to any Borrower, at:
                           1160 Town Center Drive
                           Suite 200
                           Las Vegas, Nevada 89134
                           Attention: John Tipton

                  (b)      if to the Collateral Agent:
                           First Security Trust of NV
                           c/o First Security Bank
                           Trust Dept.
                           530 Las Vegas Blvd. South
                           Las Vegas, NV  89101

                  (c)      if to the Administrative Agent:
                           175 Water Street
                           New York, New York 10038
                           Attention: Robert Karlovitz


or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

                  SECTION 12. MISCELLANEOUS.

                  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York. This Agreement shall be binding upon each Borrower and its successors and assigns and shall inure to the benefit of and be enforceable by the Collateral Agent and the Administrative Agent and their successors and assigns. The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. Delivery of an executed

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counterpart of the signature pages to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective on the date on which each of the parties shall have executed and delivered a copy hereof. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement, which shall remain binding on all parties hereto.

                  SECTION 13. WAIVER; AMENDMENT.

                  None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except pursuant to a writing signed by all the parties hereto, with the Administrative Agent to act only at the written direction of the Required Lenders or all the Lenders as provided in Section 11.12 of the Credit Agreement. If the Collateral Agent has been replaced as Disbursement Agent under and in accordance with Section 13 of the Disbursement Agreement, if requested by the Borrowers, it will also at such time be replaced hereunder by the same entity that replaces it as Disbursement Agent (provided that such entity has became party hereto as Collateral Agent pursuant to documentation satisfactory to the Administrative Agent) and, in such case, the original Collateral Agent will transfer to the new Interest Escrow Account established by the new Collateral Agent all amounts on deposit in the original Interest Escrow Account.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.


                                       THE RESORT AT SUMMERLIN,
                                       LIMITED PARTNERSHIP


                                  By___________________________________________
                                   Title:



                                       THE RESORT AT SUMMERLIN, INC.


                                  By___________________________________________
                                   Title:



                                       FIRST SECURITY TRUST OF NEVADA,
                                       as Collateral Agent


                                  By___________________________________________
                                   Title:



                                       NATIONAL WESTMINSTER BANK PLC,
                                       as Administrative Agent


                                  By___________________________________________
                                   Title:
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                                                                         ANNEX A




                         FORM OF WITHDRAWAL CERTIFICATE

                                     [Date]


First Security Trust of Nevada, as
 Collateral Agent

___________________________________

___________________________________

Attention:  _______________________

Re:  Request of $________ from

           _________________ Account

Gentlemen:

                  The Resort at Summerlin, Inc. as General Partner (the "General Partner") and The Resort at Summerlin, Limited Partnership (the "Partnership") on behalf of itself and the Partnership requests that, in accordance with
Section 3.01(a) of that certain Interest Escrow Agreement, dated ___________ __, 1997, to which you are a party (the "Agreement"; capitalized terms used herein shall have the meaning afforded them under the Agreement), a disbursement of $____________ (the "Interest Shortfall") be made from the Interest Escrow Account and paid over to National Westminster Bank Plc as Administrative Agent under the Credit Agreement to be applied to pay Interest on _________________. The "Interest Shortfall" equals the excess of the Interest payable on ____________ over Available Cash as of the date hereof. Set forth on Schedule I hereto is a detailed computation of Available Cash as of the date hereof. The Collateral Agent is entitled to rely on this certificate in making the release of funds.


                                       SUMMERLIN, INC., as General Partner


                                  By___________________________________________
                                   Title: